Exhibit 99.1
ABM INDUSTRIES INCORPORATED NAMES NEW DIRECTOR
Anthony G. Fernandes to Join ABM Board
SAN FRANCISCO — June 1, 2007 — The board of directors of ABM Industries Incorporated (NYSE: ABM) has elected Anthony G. Fernandes to its corporate board as an independent director. Fernandes is a member of the Board of Directors of Baker Hughes Inc. (NYSE:BHI), Cytec Industries (NYSE:CYT), and Black and Veatch. He is also completing a term with Tower Automotive.
     “Anthony’s extensive multinational business background, financial acumen, and his track record managing public companies with large, diversified work forces, will be a valuable addition to our board and Audit Committee,” said Henrik C. Slipsager, ABM Industries president and CEO. “We look forward to his involvement with ABM and welcome his contributions,” he added.
     Fernandes brings talent and business insight to the ABM board. He served as chairman, CEO and president of Philip Services Corporation, an integrated metals recovery and industrial services company with operations throughout the U.S., Canada and Europe, until his retirement in 2002. He joined Philip Services after more than 30 years executive management experience with the Atlantic Richfield Company (ARCO), which in 1999 was a $20 billion, Fortune 100, diversified energy company. Fernandes achieved the level of Executive Vice President and member of the Board of Directors responsible for the downstream businesses or non exploration and production activities with additional focus on China. He also served as Chairman of ARCO Chemical Company, a publically traded (NYSE) company, 80 per cent owned by ARCO. Since joining ARCO in 1968, Fernandes held a range of senior management positions including chief financial officer of ARCO’s hard rock and coal mining companies as well as ARCO’s domestic exploration and production activities. He also served as the Corporate Controller and President of ARCO Coal Company, a subsidiary of the parent.
     “We are extremely pleased to welcome Anthony Fernandes to our board of directors,” said Maryellen C. Herringer, ABM Industries chairman of the board. “Anthony is a highly respected business professional whose experience and financial expertise will contribute to furthering ABM’s industry leadership,” she added.
     Fernandes earned a bachelor of science degree from Cornell University and an MBA in finance from Columbia University.
ABM Industries Incorporated
     ABM Industries Incorporated is among the largest facility services contractors listed on the New York Stock Exchange. With fiscal 2006 revenues in excess of $2.7 billion and more than 75,000 employees, ABM provides janitorial, parking, security, engineering and lighting services for thousands of commercial, industrial, institutional and retail facilities in hundreds of cities across the United States and British Columbia, Canada. The ABM Family of Services includes ABM Janitorial Services; Ampco System Parking; ABM Security Services; ABM Facility Services; ABM Engineering; and Amtech Lighting Services.
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Contact:
ABM Industries, Inc.
David Farwell (senior vice president, chief of staff and treasurer)
(415) 733-4000 or E-mail: dfarwell@abm.com